Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on December 30, 2021 and effective as of January 5, 2022 (the “Effective Date”) between Chembio Diagnostics, Inc., a Nevada corporation (the “Company”), and Lawrence J. Steenvoorden (the “Executive” and, together with the Company, the “Parties”).

In consideration of the mutual covenants, promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Term of Agreement. Subject to Section 6, the term of this Agreement shall commence on the Effective Date and end on December 31, 2022 (the “Term”), provided that, commencing on January 1, 2023 and each January 1 thereafter, the Term shall be automatically extended for one additional calendar year unless, not later than the October 1 immediately preceding the scheduled expiration of the Term (or any extension thereof), either Party shall have given notice to the other Party that the Term shall not be extended.

2.	Position.

2.1
Duties. The Executive shall serve as the Company’s Chief Financial Officer and Executive Vice President and shall have such other duties as agreed to by the Executive and the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Chief Executive Officer and President and shall have a principal place of employment at the Company’s offices in Hauppauge and Medford, New York, subject to business travel. The Executive shall have such duties and authority as shall be determined from time to time by the Board or the Chief Executive Officer and President and as shall be consistent with the bylaws of the Company as in effect from time to time.

2.2
Service Requirements; Permitted Outside Activities. During the Term, the Executive shall serve the Company faithfully, diligently and competently, and devote his full working time, energy and skill to the Company’s business. Notwithstanding the foregoing, the Executive may engage in the following outside activities:

(a)	continue to serve as a member of the public and private company boards of directors on which he serves as of the date of this Agreement, as previously disclosed to the Board; and

(b)	serve in any capacity with any professional, educational, philanthropic, public interest, charitable or community organization,

in each case to the extent the foregoing activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest, (ii) individually or in the aggregate, interfere materially with the performance of the Executive’s duties to the Company, or (iii) breach any agreement between the Executive and the Company.

2.3
Compliance with Company Policies. During the Term, the Executive shall comply with all personnel policies and procedures of the Company as the same now exist or may be hereafter amended, supplemented or superseded by the Company from time to time, including those policies contained in the Company’s employee manual or handbook setting forth policies and procedures generally for employees of the Company and its subsidiaries.

3.	Compensation.

3.1
Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $335,000. The Base Salary shall be payable in regular payroll installments in accordance with the Company’s payroll practices as in effect from time to time (but no less frequently than monthly). The Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary annually and may (but shall be under no obligation to) increase (but not decrease) the Base Salary on the basis of such review.

3.2
Signing Bonus. The Company shall pay the Executive a cash signing bonus of $85,000 during the Term, of which $40,000 will be payable in the first payroll run following the Effective Date and $45,000 will be payable in the first payroll run in July 2022.

3.3	Annual Bonus.

3.3.1
Bonus. For each calendar year during the Term (commencing with 2022), the Executive shall be eligible to participate in the Executive Incentive Plan of the Company (such plan or any successor plan thereto, together with any supplemental incentive plan or plans thereunder, the “Bonus Program”) in accordance with the terms and provisions of the Bonus Program as established from time to time by the Compensation Committee and pursuant to which the Executive shall be eligible, in the discretion of the Compensation Committee, to earn an annual cash bonus (the “Annual Bonus”). Pursuant to the terms of the Bonus Program, the Executive shall be eligible to earn a target Annual Bonus (“Target Bonus”) based upon the achievement of one or more performance goals established for such year by the Compensation Committee. For 2022 the Target Bonus shall be 50% of the Base Salary for 2022. The Executive shall have the opportunity to make suggestions to the Compensation Committee prior to the determination of the performance goals for the Bonus Program for each performance period, including for 2022, but the Compensation Committee shall have final power and authority concerning the establishment of such goals. The Compensation Committee shall review the Target Bonus for each calendar year, if any, during the Term after 2022 and shall determine the Target Bonus for such calendar year on the basis of such review.

3.3.2	Payment. The Annual Bonus, if any, for a calendar year during the Term shall be paid to the Executive by no later than March 15 of the succeeding year.

3.4	Equity Compensation. As a material inducement to the Executive’s employment, as of the Effective Date:

3.4.1
NSO. The Company shall grant to the Executive a non-qualified stock option (the “NSO”) to acquire a number of shares of the Company’s common stock (“Common Shares”) with a grant date fair value for accounting purposes of $270,000, at an exercise price per Common Share equal to the closing price of the Common Shares on the Nasdaq Capital Market on January 5, 2022. Subject to continued service with the Company, the Common Shares subject to the NSO shall vest in four equal annual installments, with vesting subject to acceleration in full upon the termination of Executive’s employment (a) by Chembio without Cause (as defined in Section 6.1.1) or by the Executive for Good Reason (as defined in Section 6.1.3) within twelve months following a Change in Control (as defined in Section 6.1.2) or (b) due to Permanent Disability (as defined in Section 6.1.4) or death. The NSO shall expire on January 5, 2029.

3.4.2
RSU. The Company shall grant to the Executive a restricted stock unit (the “RSU”) to acquire, without payment of any purchase price, a number of Common Shares equal to with a fair value for accounting purposes of $180,000 as of the close of business on January 5, 2022. Subject to continued service with the Company, the Common Shares subject to the RSU shall vest in three equal annual installments, with vesting subject to acceleration in full upon the termination of Executive’s employment (a) by Chembio without Cause or by Executive for Good Reason within twelve months following a Change in Control or (b) due to a Permanent Disability or death.

The Company will file a Registration Statement on Form S-8 with respect to the Common Shares covered by the NSO and the RSU prior to the Effective Date. The Executive shall be eligible to receive additional equity awards under the Company’s 2019 Omnibus Incentive Plan or future equity incentive plans, as may be determined from time to time in the discretion of the Compensation Committee.

4.
Employee Benefits. During the Term, the Company shall provide the Executive with benefits, to the extent the Executive is eligible therefor, on the same basis as benefits are generally made available to other senior executives of the Company. The Executive shall be entitled to four weeks of paid vacation to be used in accordance with the Company’s then-current vacation policy, provided that, in the event the Executive’s employment ends for any reason, the Executive shall be paid only for unused vacation that accrued in the calendar year his employment terminated and any unused vacation for any prior year shall be forfeited.

5.	Expenses.

5.1
Living Expenses. With respect to his relocation to a new principal place of employment with the Company, the Executive shall be entitled to payment by the Company of a non-accountable allowance of $12,000 for living expenses associated with his move, of which $4,000 shall be payable in the first payroll run following the Effective Date and an additional $4,000 shall be payable in the first payroll runs in each of February and March 2022.

5.2
Business Expenses. During the Term, the Company shall reimburse the Executive, in accordance with the standard reimbursement practices established by the Company and approved by the Board from time to time, for reasonable business expenses he incurs in the performance of his duties hereunder.

6.
Termination. Notwithstanding any other provision of this Agreement, either the Company or the Executive may terminate the Executive’s employment for any reason or no stated reason at any time, subject to the notice and other provisions set forth below.

6.1	Certain Definitions. For purposes of this Section 6 and elsewhere in this Agreement:

6.1.1	“Cause” shall mean the Executive’s:

(a)
conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or theft of Company property (with the exception of minor traffic violations and similar misdemeanors);

(b)	repeated neglect of his duties to the Company; or

(c)	willful misconduct in connection with the performance of his duties or other material breach of this Agreement;

provided that the Company may not terminate the Executive’s employment for Cause unless (i) the Company first gives the Executive notice of its intention to terminate and of the grounds for such termination within ninety days following the date the Board is informed of such grounds at a meeting of the Board and (ii) if such Cause is capable of being cured, the Executive has not, within thirty days following receipt of such notice, cured such Cause in a manner reasonably satisfactory to the Board.

6.1.2	“Change in Control” shall mean the occurrence of any of the following events:

(a)
the acquisition, directly or indirectly, by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (a “Person” for purposes of this Section 6.1.2) of the beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that, in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time) of more than fifty percent of the outstanding securities of the Company;

(b)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(c)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(d)	a complete liquidation or dissolution of the Company; or

(e)
a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are transferred to a Person or Persons different from the Persons holding those securities immediately prior to such merger.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless one of the foregoing events constitutes a “change in control event” within the meaning of Section 409A.

6.1.3	“Good Reason” shall mean the Company’s:

(a)	reducing the Executive’s position, duties, or authority;

(b)	failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his position without reduction in position, duties or authority;

(c)	relocating the Executive’s principal work location beyond a fifty-mile radius of his work location as of the Effective Date; or

(d)	committing any material breach of this Agreement;

provided that (i) the occurrence of a Change in Control, following which the Company continues to have its common stock publicly traded and the Executive is offered continued employment as an executive officer with substantially the same duties and authority as he has hereunder of such publicly traded entity, shall not be deemed to give rise to an event or condition constituting Good Reason and (ii) no event or condition shall constitute Good Reason unless (A) the Executive gives the Company a Notice of Termination specifying his objection to such event or condition within ninety days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to the Executive within thirty days following the Company’s receipt of such notice, and (C) the Executive resigns from his employment with the Company not more than thirty days following the expiration of the thirty-day period described in the foregoing clause (B).

6.1.4	“Permanent Disability” shall mean:

(a)
the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or

(b)
the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

The Executive shall be deemed to have a Permanent Disability if he is determined (i) by the Social Security Administration to have a “total disability” or (ii) in accordance with a disability insurance program to be “disabled,” provided the definition of “disabled” under the program complies with the definition of Permanent Disability hereunder. Otherwise, such Permanent Disability shall be certified by a physician chosen by the Company and reasonably acceptable to the Executive, unless the Executive is then legally incapacitated, in which case such physician shall be reasonably acceptable to the Executive’s authorized legal representative.

6.1.5	“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986.

6.1.6	“Termination Date” shall mean:

(a)
in the event of a termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason, the date specified in a notice of termination (or, if not specified therein, the date of delivery of such notice), but in no event earlier than the expiration of the cure period set forth in Section 6.1.1 or 6.1.3, respectively;

(b)
in the event of a termination of the Executive’s employment by the Company without Cause, the date specified in a notice of termination (or if not specified therein, the date of delivery of such notice);

(c)
in the event of a termination of the Executive’s employment by the Executive without Good Reason, the date specified in a notice of termination, but in no event less than sixty days following the date of delivery of such notice;

(d)	in the event either Party shall have given to the other Party notice pursuant to Section 1 that the Term shall not be extended, the December 31 that is the final day of the Term;

(e)
in the event of a termination of the Executive’s employment due to Permanent Disability, the date the Company terminates the Executive’s employment following the certification of the Executive’s Permanent Disability; and

(f)	in the event of a termination of employment due to the Executive’s death, the date of the Executive’s death.

6.2	Generally. In the event of the termination of the Executive’s employment for any reason, the Executive shall receive payment of the following (the “Base Obligations”):

(a)	any unpaid Base Salary through the Termination Date, to be paid in accordance with Section 3.1;

(b)	subject to Section 4, any accrued but unpaid vacation through the Termination Date, to be paid within 14 days of the Termination Date; and

(c)	any earned but unpaid Annual Bonus with respect to the calendar year ended prior to the Termination Date, payable in accordance with Section 3.3.1.

In addition, in the event of the Executive’s termination of employment, the applicable provisions of each outstanding equity award agreement executed by the Executive and the Company (including the NSO and the RSU) shall govern the treatment of such equity award.

6.3
Termination Without Cause or Nonrenewal by the Company or Termination for Good Reason by the Executive. In the event of the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason or the expiration of the Term upon notice of nonrenewal delivered by the Company in accordance with Section 1, the Executive shall, subject to Section 6.7, be entitled to receive, in addition to the Base Obligations, the following payments and benefits (the “Severance Benefits”):

6.3.1	Severance Payment.

(a)
Amount. The Company shall pay the Executive an amount (the “Severance Payment”) equal to (i) the Base Salary with respect to the calendar year in which the Termination Date occurs and (ii) any pro rata Target Bonus with respect to the calendar year in which the Termination Date occurs, determined by multiplying the Target Bonus for such calendar year by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs through the Termination Date and the denominator of which is three hundred sixty-five. The pro-rata Target Bonus shall be paid only in the event the performance goals established under the Bonus Program for that calendar year with respect to such Target Bonus have been satisfied. Payment of the pro-rata Target Bonus shall be delayed until following the date the Compensation Committee determines that such performance goals have been satisfied, in accordance with the rules under the Bonus Program (the “Determination Date”).

(b)
Payment. The Severance Payment is payable in a lump sum within two weeks following the Termination Date. Notwithstanding the foregoing, payments of the pro-rata Target Bonus portion of the Severance Payment shall be paid within thirty days following the Determination Date, except that if payment of one or more installments of the pro-rata Target Bonus portion of the Severance Payment must be delayed until following the Determination Date, the initial installment shall consist of a lump sum equal to the total of all such installments delayed or due as of such payment date, without adjustment for interest.

6.3.2
Health Care Coverage Payments. Provided the Executive is covered by the Company’s health care plans immediately prior to the Termination Date, the Company shall pay to the Executive on a monthly basis, during the one-year period commencing on the Termination Date (the “Severance Period”) (or such shorter period ending as of the initial date the Executive is eligible for coverage under the health care plans of a subsequent employer), a taxable cash payment equal to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) premium for the highest level of coverage available under the Company’s group health plans, but reduced by the monthly amount that the Executive would pay for such coverage if the Executive was an active employee.

All other benefits, if any, due the Executive following termination pursuant to this Section 6.3 shall be determined in accordance with the plans, policies and practices of the Company, provided the Executive shall not be entitled to participate in any other severance plan, policy or program of the Company. The Severance Benefits are payments and benefits to which the Executive is not otherwise entitled, are given in consideration for the Release (as described in Section 6.7), and are in lieu of any severance plan, policy or program of the Company or any of its subsidiaries that may now or hereafter exist. The payments and benefits to be provided pursuant to this Section 6.3 shall constitute liquidated damages and shall be deemed to satisfy and be in full and final settlement of all obligations of the Company to the Executive under this Agreement. The Executive acknowledges and agrees that such amounts are fair and reasonable, and are his sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of his employment hereunder. If, during the Severance Period, the Executive breaches in any material respect any of his obligations under Section 7, or the Confidentiality Agreement, the Company may, upon notice to the Executive (i) terminate the Severance Period and cease to make any further payments of the Severance Payment and (ii) cease any health care coverage payments, except in each case as required by applicable law.

6.4
Permanent Disability or Death. The Executive’s employment hereunder shall terminate upon his Permanent Disability or death. Upon termination of the Executive’s employment due to Permanent Disability or death, the Executive or his estate (respectively) shall, subject to Section 6.7, be entitled to receive, in addition to the Base Obligations, a pro rata Target Bonus with respect to the calendar year in which the Termination Date occurs, determined by multiplying the Target Bonus for such calendar year by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs through the Termination Date and the denominator of which is three hundred sixty-five, payable in a lump sum within thirty days following the Release Effective Date (as defined in Section 6.7), provided that if the sixty-day period described in Section 6.7 begins in one calendar year and ends in another, the pro rata Target Bonus shall be paid not earlier than January 1 of the calendar year following the Termination Date. All other benefits, if any, due the Executive or his estate (as applicable) following termination pursuant to this Section 6.4 shall be determined in accordance with the plans, policies and practices of the Company, provided the Executive shall not be entitled to participate in any other severance plan, policy or program of the Company.

6.5
Termination for Cause by the Company or Termination Without Good Reason or Nonrenewal by the Executive. In the event of the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason or the expiration of the Term upon notice of nonrenewal delivered by the Executive in accordance with Section 1, the Executive shall have no further rights to any compensation (including any Annual Bonus) or any other benefits under this Agreement other than the Base Obligations. All other benefits, if any, due the Executive following the Executive’s termination of employment pursuant to this Section 6.5 shall be determined in accordance with the plans, policies and practices of the Company, provided that the Executive shall not be entitled to participate in any severance plan, policy, or program of the Company.

6.6
Mitigation; Offset. Following the termination of his employment for any reason, the Executive shall have no obligation or duty to seek subsequent employment or engagement as an employee (including self-employment) or as a consultant or otherwise mitigate the Company’s obligations hereunder nor shall the payments provided by this Section 6 be reduced by the compensation earned by the Executive as an employee or consultant from any such subsequent employment or consultancy.

6.7
Release. Notwithstanding anything to the contrary in this Agreement, receipt by the Executive of any Severance Benefits or other compensation or benefits under this Section 6 (other than the Base Obligations) is subject to the Executive executing and delivering to the Company a general release of claims following the Termination Date, in substantially the form attached as EXHIBIT A (the “Release”), that, within sixty days following the Termination Date, has become irrevocable by the Executive (such date the Release becomes irrevocable being the “Release Effective Date”). If the Executive dies or becomes legally incapacitated prior to the Release Effective Date, then the Release requirements described in the preceding sentence shall apply with respect to the Executive’s estate and the Release shall be modified as reasonably necessary to allow for execution and delivery by a personal representative of the Executive’s estate or the Executive’s authorized legal representative, as applicable.

7.	Restrictive Covenant Agreement.

7.1
Delivery. Contemporaneously with the execution and delivery of this Agreement, the Executive is executing and delivering to the Company a Nondisclosure, Intellectual Property, Non- Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”) in the form provided by the Company.

7.2
Specific Performance. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of the Restrictive Covenant Agreement would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

8.
Disputes. Except as provided in Section 7.2, any dispute arising between the Parties under this Agreement, under any statute, regulation, or ordinance, under any other agreement between the Parties, or in way relating to the Executive’s employment shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in New York, New York, and the arbitrator shall apply New York law, including federal law as applied in New York courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules as modified in this Section 8. The arbitration shall be conducted by a panel of three arbitrators that is mutually agreeable to both the Executive and the Company, all in accordance with AAA’s Employment Arbitration Rules then in effect. If the Executive and the Company cannot agree upon the panel of arbitrators, the arbitration shall be settled before a panel of three arbitrators, one to be selected by the Company, one by the Executive, and the third to be selected by the two persons so selected, all in accordance with AAA’s Employment Arbitration Rules. With respect to any and all costs and expenses associated with any such arbitration that are not assignable to one of the Parties by the arbitrator, each Party shall pay their own costs and expenses, including attorneys’ fees and costs, except that the Company shall pay the cost of the arbitrators and the filing fees charged to the Executive by the AAA, provided he is the claimant or counter claimant in such arbitration and is the prevailing Party. The award of the arbitrators shall be final and binding on the Parties, and judgment on the award may be confirmed and entered in any state or federal court in the City of New York, New York. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third Party, with the sole exception of the Executive’s legal counsel, who also shall be bound by confidentiality obligations no less protective than the provisions set forth in the Restrictive Covenant Agreement. In the event of any court proceeding to challenge or enforce an arbitrators’ award, the Parties consent to the exclusive jurisdiction of the state and federal courts in New York, New York and agree to venue in that jurisdiction. The Parties agree to (a) take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, (b) file all Information (as defined in the Restrictive Covenant Agreement), and all documents containing Information, under seal, subject to court order, and (c) the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement and the Restrictive Covenant Agreement. Nothing contained in this Section 8 shall be construed to preclude the Company from exercising its rights under Section 7.2.

9.	Miscellaneous.

9.1
Acceptance. The Executive represents and warrants, as a material inducement to the Company’s agreement to enter into this Agreement, that there are no legal, contractual or other impediments precluding the Executive from entering into this Agreement or from performing the services with the Company contemplated by this Agreement. Any violation of this representation and warranty by the Executive shall render all of the obligations of the Company under this Agreement void ab initio and of no force and effect.

9.2
Entire Agreement; Amendments. This Agreement, together with the Restrictive Covenant Agreement, the NSO and the RSU, contain the entire understanding of the Parties with respect to the employment of the Executive by the Company, and shall supersede any and all previous contracts, arrangements or understandings between the Company and the Executive with respect to the subject matter set forth of this Agreement. This Agreement may not be altered, modified or amended except by written instrument signed by the Company and the Executive.

9.3
No Waiver. The failure of a Party to insist upon strict adherence to a term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.4
Successor; Assignment. Neither of the Parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent and distribution. In the event of any attempted assignment or transfer contrary to this Section 9.4, the Company shall have no liability to pay the assignee or transferee any amount so attempted to be assigned or transferred. The Company shall cause this Agreement to be assumed by any entity that succeeds to all or substantially all of the Company’s business or assets and this Agreement shall be binding upon any successor to all or substantially all of the Company’s business or assets, provided that no such assumption shall release the Company of its obligations hereunder, to the extent not satisfied by such successor, without the Executive’s prior consent.

9.5
Notice. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by electronic mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next day (other than a Saturday, Sunday or other day on which commercial banks in the New York, New York, are authorized or required to close) if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

If to the Company:	Chembio Diagnostics, Inc.
555 Wireless Boulevard
Hauppauge, New York 11788
Attention: Chief Executive Officer
Email: legal.notices@chembio.com

If to the Executive:	Lawrence J. Steenvoorden
512 Crankshaw Place
Wyckoff, New Jersey 07481
Email: lsteenvoorden@comcast.net

9.6
Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.7
Section 409A. Notwithstanding any other provision of this Agreement, any payment, settlement or benefit triggered by termination of the Executive’s employment with the Company shall not be made until six months and one day following Termination Date if such delay is necessary to avoid the imposition of any tax, penalty or interest under Section 409A. Any installment payments that are delayed pursuant to this Section 9.7 shall be accumulated and paid in a lump sum on the day that is six months and one day following the Termination Date (or, if earlier, upon the Executive’s death) and the remaining installment payments shall begin on such date in accordance with the schedule provided in this Agreement. For purposes of this Agreement, termination or severance of employment shall be read to mean a “separation from service” within the meaning of Section 409A where it is reasonably anticipated that no further services would be performed after that date or that the level of services the Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent of the average level of bona fide services performed over the immediately preceding thirty-six month period. Additionally, the amount of expenses eligible for reimbursement or in-kind benefits to be provided during one calendar year may not affect the expenses eligible for reimbursement or any in-kind benefits to be provided in any other calendar year and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. All reimbursements shall be made no later than the last day of the calendar year following the calendar year in which the Executive incurs the reimbursable expense. This Agreement is intended to comply with the requirements of Section 409A (including the exceptions thereto), to the extent applicable, and the Agreement shall be administered and interpreted in accordance with such intent. If any provision contained in the Agreement conflicts with the requirements of Section 409A (or the exemptions intended to apply under the Agreement), the Agreement shall be deemed to be reformed to comply with the requirements of Section 409A (or the applicable exemptions thereto). The Company, after consulting with the Executive, may amend this Agreement or the terms of any award provided for in this Agreement in any manner that the Company considers necessary or advisable to ensure that cash compensation, equity awards or other benefits provided for in this Agreement are not subject to U.S. federal income tax, state or local income tax or any equivalent taxes in territories outside the United States prior to payment, exercise, vesting or settlement, as applicable, or any tax, interest or penalties pursuant to Section 409A. Any such amendments shall be made in a manner that preserves to the maximum extent possible the intended benefits to the Executive. This Section 9.7 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under the Agreement shall not be subject to interest and penalties under Section 409A. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

9.8
Clawback. The Executive agrees that compensation and benefits provided by the Company under this Agreement or otherwise shall be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company that is generally applicable to the Company’s executives, as may be adopted by the Board and in effect from time-to-time or as required by applicable law.

9.9
Audit Rights. Any and all equity compensation of any kind due hereunder to Executive after the Termination Date shall be accompanied by a detailed statement from the Company showing the calculation for such compensation for the period being measured. Within thirty days after the delivery of such statement, the Executive may notify the Company of any objections or changes thereto, specifying in reasonable detail any such objections or changes. If the Executive does not notify the Company of any objections or changes thereto or if within twenty days of the delivery of an objection notice the Executive and the Company agree on the resolution of all objections or changes, then such statements delivered by the Company, with such changes as are agreed upon, shall be final and binding. If the Parties shall fail to reach an agreement with respect to all objections or changes within such twenty-day period, then all disputed objections or changes shall, be subject to resolution in accordance with Section 8.

9.10	Interpretation. For purposes of this Agreement:

(a)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(b)	any references in this Agreement to a Section refer to a Section of this Agreement, unless specified otherwise;

(c)	the word “day” refers to a calendar day;

(d)	the word “include” and “including” as used in this Agreement shall not be construed so as to exclude any other thing not referred to or described;

(e)	the word “or” is not exclusive;

(f)	the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined;

(g)
unless the context otherwise requires, (i) references in this Agreement to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) references in this Agreement to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder; and

(h)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

9.11
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.12	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

*          *          *

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Lawrence J. Steenvoorden	CHEMBIO DIAGNOSTICS, INC.

By:	/s/ Lawrence J. Steenvoorden	By:	/s/ Richard L. Eberly
Richard L. Eberly
Chief Executive Officer and President

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into on                  , 20__ between Lawrence J. Steenvoorden (the “Executive”) and Chembio Diagnostics, Inc., a Nevada corporation (the “Company”).

RECITALS

A.
The Executive and the Company are parties to an Employment Agreement entered into on December 30, 2021 and effective as of January 5, 2022 (the “Employment Agreement”), which provided for the Executive’s employment with the Company on the terms and conditions specified therein; and

B.	The Executive has agreed to execute this Release as a condition to his entitlement to certain payments and benefits upon termination of his employment with the Company;

In consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by the Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.
Discharge of Claims. Excluding enforcement of covenants, promises and rights reserved herein, the Executive irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company’s stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, from any and all Claims (as defined below) through the date of this Release. The Executive agrees not to file a lawsuit or arbitration to assert any such Claim and further agrees that should any other person or entity file a lawsuit or arbitration to assert any such Claim, he shall not seek or accept any personal relief in such action.

1.1
Except as stated below, “Claims” includes all actions or demands of any kind that the Executive may now have, may have had or may reasonably know he should have had (although the Executive is not being asked to waive Claims that may arise after the date of this Release). More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected. The nature of the Claims covered by this Release includes all actions or demands in any way based on the Executive’s employment with the Company, the terms and conditions of such employment, or his separation from employment. More specifically, the following are among the types of Claims that are waived and barred by this Release to the extent allowable under applicable law (but shall be considered illustrative but not exhaustive):

•	contract Claims, whether express or implied;

•	tort Claims, such as for defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•
Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, genetic information, national origin, or any other legally protected class;

•
Claims under Title VII of the U.S. Civil Rights Act of 1964, the U.S. Age Discrimination in Employment Act of 1967, the U.S. Americans with Disabilities Act of 1990, the U.S. Family and Medical Leave Act of 1993, the U.S. Genetic Information Nondiscrimination Act of 2008, and similar state and local statutes, laws and ordinances, including the New York State Civil Rights Law, the New York State Equal Pay Law, the New York State Human Rights Law, the New York State Labor Law, the New York State Whistleblower Law, and the New York City Human Rights Law;

•
Claims under the U.S. Employee Retirement Income Security Act of 1974, the U.S. Occupational Safety and Health Act of 1970, the U.S. False Claims Act, and similar state and local statutes, laws and ordinances;

•	Claims for wrongful discharge; and

•	Claims for attorneys’ fees, including litigation expenses and costs;

provided that this Release shall not apply to (a) any obligation of the Company or any other Releasee under the Employment Agreement or any agreement, plan, contracts, document or program described or referenced in the Employment Agreement and (b) any right of the Executive to obtain contribution or indemnity against the Company or any other Releasee pursuant to contract, the Company’s charter or bylaws, or otherwise.

1.2
Notwithstanding any other provision of this Release, this Release does not limit or bar any Claim relating to the validity or enforcement of this Release or any Claim that is not legally waivable, including whistleblowing claims pursuant to Rule 21F-17 under the U.S. Securities Exchange Act of 1934. In addition, this Release shall not operate to limit or the Executive’s right to file an administrative charge of discrimination with the Equal Employment Opportunity Commission or to testify, assist or participate in an investigation, hearing or proceeding conducted by the Equal Employment Opportunity Commission. This Release does, however, bar the Executive’s right to recover any personal or monetary relief, including if the Executive or anyone on his behalf seeks to file a lawsuit or arbitration on the same basis as the charge of discrimination. Additionally, nothing in this Release is intended, or shall be interpreted, to (a) have a chilling effect on the Executive’s ability to engage in whistleblowing activity by prohibiting or restricting the Executive (or his attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission regarding the Executive’s employment with the Company or (b) prevent the Executive from reporting to, communicating with, contacting, responding to an inquiry from, providing relevant information to, participating or assisting in an investigation conducted by the Securities and Exchange Commission or any other governmental enforcement agency.

1.3.
This Agreement shall not in any way be construed as an admission by any of the Releasees that any Releasee has acted wrongfully or that the Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein, and each of the Releasees specifically disclaims any liability to any Party for any wrongful acts.

2.	Non-Disparagement.

2.1.
The Executive agrees that he shall not at any time, either directly or indirectly, (a) issue, circulate, publish or utter any statement, remark, opinion or rumor that defames, disparages, denigrates, criticizes or speaks poorly about the Company or its affiliates (including its stockholders, directors and executive officers) or (b) disclose, disseminate or otherwise provide any information or material that may disparage, demean or reflect poorly upon, or harm or otherwise cause injury to, the image, reputation or character of the Company or any of its affiliates (including its stockholders, directors and executive officers) to any third parties, provided that the Executive shall respond accurately and fully to any question, inquiry or request for information when required by legal process and may make truthful statements in connection with any legal dispute related to or arising from this Release.

2.2.
The Company agrees that neither the Company nor any of its directors or executive officers shall at any time, either directly or indirectly, (a) issue, circulate, publish or utter any statement, remark, opinion or rumor that defames, disparages, denigrates, criticizes or speaks poorly about the Executive or (b) disclose, disseminate or otherwise provide any information or material that may disparage, demean or reflect poorly upon, or harm or otherwise cause injury to, the image, reputation or character of the Executive to any third parties, that the Company and its directors and executive officers shall respond accurately and fully to any question, inquiry or request for information when required by legal process and may make truthful statements in connection with any legal dispute related to or arising from this Release. If the Company intends to issue a press release or internal communication concerning the matters covered by this Release, the Executive shall have the right to approve the terms thereof prior to its issuance, such approval not to be unreasonably withheld.

3.
Return of Company Property. The Executive confirms and covenants that he has returned to the Company, without retaining copies, all property of the Company and items related to the business of the Company (“Company Property”), including all (a) equipment, products, data, manuals, letters, emails, reports, agreements, communications (including intra-Company communications and whether in hard copy or stored electronically), (b) keys to Company property, (c) Company credit cards, identification cards and business cards, and (d) documents, memoranda, notes, papers, work product or other materials in his possession or under his control that contain or are derived from Information (as defined in the Nondisclosure, Intellectual Property, Non-Competition and Non-Solicitation Agreement between the Executive and the Company) or that are otherwise connected with or derived from his services to the Company.

4.
Cooperation. If the Executive receives a subpoena or process from any person or entity (including any governmental agency) that will or may require him to disclose documents or information, or to provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, the Company or any of its affiliates (including its directors and executive officers), any Information or any Company Property, the Executive shall (a) to the extent permitted by law, notify of the Company of the subpoena or other process within twenty-four hours after receiving it and (b) to the maximum extent possible, not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, or seek to participate in the proceeding or matter in which the disclosure is sought.

5.	Review and Revocation by Executive.

5.1.
The Executive understands (a) he has been given a period of twenty-one days to review and consider this Release before signing it pursuant to the U.S. Age Discrimination in Employment Act of 1967 and (b) he may use as much of such twenty-one-day period as he wishes prior to signing this Release.

5.2.
The Executive acknowledges and represents that he understands he may revoke the waiver of his rights under the U.S. Age Discrimination in Employment Act of 1967 effectuated in this Release within seven days of signing this Release. Revocation can be made by delivering a written notice of revocation to                                 , Chembio Diagnostics, Inc., 555 Wireless Boulevard, Hauppauge, New York 11788. For such a revocation to be effective, such officer must receive such written notice by no later than the close of business on the seventh day after the Executive signs this Release. If the Executive revokes the waiver of his rights under the U.S. Age Discrimination in Employment Act of 1967, the Company shall have no obligations to the Executive under Section 6 of the Employment Agreement other than the Base Obligations (as defined in the Employment Agreement).

5.3.
The Executive and the Company respectively represent and acknowledge that in executing this Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this Release or otherwise.

5.4.
The Executive represents and agrees that he (a) has been advised by the Company to discuss all aspects of this Release with his attorney and, to the extent he desires, has done so, (b) has carefully read and fully understands all of the provisions of this Release, and (c) is entering into this Release voluntarily.

6.	Miscellaneous.

6.1.
The Company and the Executive desire and intend that the provisions of this Release be enforced to the fullest extent permissible under law. In the event of any conflict between one or more provisions of this Release and any current or future law, such law shall prevail but the provisions of this Release affected by such conflict shall be curtailed and limited only to the extent necessary to bring those provisions within the requirements of law and the remaining provisions of this Release shall remain in full force and effect and shall be fully valid and enforceable.

6.2.
This Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction that, in either case, could cause the application of the laws of any jurisdiction other than the State of New York.

6.3.
This Release (a) is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto, (b) fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, and (c) may not be changed except by explicit written agreement to that effect subscribed by the Executive and the Company.

6.4.	For purposes of this Release:

(a)	headings used in this Release are for convenience of reference only and shall not, for any purpose, be deemed a part of this Release;

(b)	the words “include,” “includes” and “including” shall not be construed so as to exclude any other thing not referred to or described;

(c)	the word “or” is not exclusive;

(d)
unless the context otherwise requires, (i) references in this Release to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) references in this Release to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder; and

(e)	this Release shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

*          *          *

PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

This Release is executed by the Executive and on behalf of the Company as of________________, 20   .

Lawrence J. Steenvoorden	CHEMBIO DIAGNOSTICS, INC.

By:	By:
Name:
Title: